Exhibit 99.1

KKR Appoints Dane E. Holmes as Chief Administrative Officer

NEW YORK – December 14, 2023 – KKR today announced the appointment of Dane E. Holmes as Chief Administrative Officer (CAO), effective December 29, 2023.  As CAO, he will join the firm’s leadership team and oversee and work with the existing leaders of a number of key functions, including KKR’s Human Capital, Communications, Marketing, Sustainability, and Citizenship teams.

Mr. Holmes assumes the CAO position after having been a member of KKR’s Board of Directors since March, 2021. Concurrent with this appointment, Mr. Holmes is resigning from his Board position to transition into the new role.

“Having had the opportunity to work closely with Dane over the last two years, we have been continuously impressed by his ideas, business acumen and aptitude for building and leading high performing teams,” said KKR’s Co-Chief Executive Officers Joe Bae and Scott Nuttall. “We are thrilled to add him as a new member of our leadership team focused on the care and growth of our people, our organization, our brand and our impact on society.”

Mr. Holmes joins KKR from Eskalera Inc., an enterprise software company focused on employee engagement and productivity that he co-founded and has led as Chairman and CEO since 2020. Prior to Eskalera, he held several global roles at Goldman Sachs, including Global Head of Human Capital Management, Global Head of Pine Street, an in-house leadership development initiative, and Global Head of Investor Relations. He also served on numerous committees at the firm, including the Management, Partnership, Risk, Client and Business Standards, Finance, and Global Diversity committees. Mr. Holmes has served on the boards of several non-profit organizations and is the current Chairman of Storycorps and the former Chairman and current board member of The Ron Brown Scholar Program.

“Since joining KKR’s Board in 2021 and witnessing the firm’s work firsthand, I have developed a deep respect for KKR’s mission, culture, global team and differentiated business model,” Mr. Holmes said. “KKR’s growth trajectory over the last decade has been remarkable and I am honored to have even more of a front row seat on the exciting journey ahead.”

About KKR
KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Media
Kristi Huller or Julia Kosygina,
212-230-9722
media@kkr.com

Investors
Craig Larson, 212‐230‐9410
Craig.Larson@kkr.com